GOLD RECOVERY STARTED AT NOLAN

JULY 16, 2007 - Fairbanks, Alaska – USA - Vancouver, BC – Canada
SILVERADO - OTCBB: SLGLF / Frankfurt: SLGL / Berlin: SLGL

Gold Recovery and Processing Operation

Over 670 ounces of nugget gold have already been recovered since the start of sluicing operations in late June of this year. These nuggets were pulled from the top two nugget traps alone of the wash plant and ranged in size from 1/10 ounce to 12.4 ounces per piece. Over 18,000 loose cubic yards of pay dirt (stockpiled from the past winter’s mining of the Mary’s East and Swede Channel) will be processed through the wash plant by the end of August, 2007. Total gold recoveries and related financial numbers will be released as available during the balance of the season.

Placer Gold Exploration

During March and April, company drilling on the Nolan property discovered an entirely new zone of placer gold which has been named the Jack London bench. Additional drilling later this year will test the viability of actual open pit mining of this new bench. Further drilling was also conducted in an area between the Mary’s East/Swede Channel Deposits and the Top Notch Prospect. Out of the 130 drill holes completed during this year’s first-phase of placer exploration, 40% show the presence of gold, ranging from 0.001 to 0.055 troy ounces of gold per bank cubic yard. The company intends to do more placer drilling later this summer.

Lode Gold Exploration

Since May 2007, Silverado Gold Mines has been aggressively exploring for a lode gold and antimony deposit on its Nolan property using an extensive soil sampling and geophysical campaign. Over 420 soil samples have been sent to ALS Chemex in Fairbanks for analysis. The 229 samples analyzed to date show a distinct arsenic and antimony anomaly on the eastern part of the Solomon Shear trend. Arsenic anomalies are strong indicators for the presence of gold. The highest concentration of gold in these soil anomalies exists in the area north of Smith Creek where soils are much thinner than other parts of the Solomon’s Shear Trend and therefore gold is more readily detectable. Here, Silverado Gold Mines undertook backhoe trenching in 2006 and discovered 16 antimony-quartz veins over a width of 192 feet. The highest gold result was 0.83 ounces gold per ton and the highest antimony assay was 46% (see press releases from January 22, 2007 and January 29, 2007). Silverado Exploration teams will continue with the soil sampling campaign until September.

Along with the soil sampling campaign, Silverado Gold Mines is conducting an extensive very low frequency – electromagnetic (VLF-EM) ground geophysical survey to identify structures such as shear zones, faults, and veins that occur within the bedrock. Geo-physical exploration with the VLF-EM survey will continue until September. The coincident soil and geophysical anomalies indicate the likely presence of gold antimony mineralization.
Trenching Programs

In addition to the above two surveys (VLF-EM and soil) Silverado recently conducted an extensive trenching program to complement the exploration trenching conducted in 2006. (see press releases from January 22, 2007 and January 29, 2007). During June and July, 2007 three backhoe trenches were excavated, totaling 290m (951.5ft), to further investigate the gold bearing antimony-quartz vein systems previously identified in 2006.

This year’s trenching confirmed the north-eastward continuation of the three zones that contain antimony-gold-quartz veins identified in 2006. A total of 107 combined select chip and channel rock samples were collected during the trenching program and submitted to ALS Chemex in Fairbanks for analysis. Assays are pending.

A fourth trench, 38m (124.7ft) in length, was dug south of Smith Creek, in the old Workman’s Bench pit, located within in the south-westward extension of the Solomon Shear trend. This trench exposed the largest antimony veins discovered in the area to date, with widths up to 24 cm (9.8 inch). A total of 15 channel rock samples were collected and submitted to ALS Chemex for analysis. Out of these 15 samples, 7 tested greater than the 1% upper detection limit for antimony and are now being quantitatively assayed for total antimony. In addition, five of these 15 samples show gold values ranging from 0.01 to 0.12 ounces of gold per ton.

Several potential drill targets in this area within the Solomon Shear trend have been identified by the gold, arsenic and antimony soil anomalies; the structural trends identified by the VLF-EM surveys; the results of backhoe trenching; and structural geological field mapping. Lode exploration drilling is scheduled to start in two weeks.

This press release was prepared by Dr. Karsten Eden, Certified Professional Geologist; who is a qualified person as defined under the standards of Canadian National Instrument policy 43-101.

About Silverado:

Silverado is an international company focused on Gold and a new environmentally friendly Fuel Technology. Silverado has gold properties located throughout Alaska which include the 100% owned Nolan Placer Gold Mine. Silverado is also entering the construction phase of an environmentally friendly low cost strategic fuel demonstration facility. Silverado's Green Fuel will be produced from low-rank coal and turned into a environmentally friendly oil substitute. Silverado Green Fuel Inc. is a wholly owned subsidiary of its publicly traded parent, Silverado Gold Mines Ltd. For more information about Silverado Green Fuel Inc., please visit http://www.silveradogreenfuel.com and the parent public corporation, http://www.silverado.com.

SILVERADO GOLD MINES LTD.
Mailing Address, 505 1111 W. Georgia Street, Vancouver, B.C., V6E 4M3, CA, Toll Free: (800) 665-4646 or
(604) 689-1535, Fax: (604) 682-3519, pr@silverado.com, http://www.silverado.com; Field Address, 3180 Peger Rd, Ste 270, Fairbanks, AK, 99709-5485, USA

This Press Release may contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management's expectations and beliefs, and involve risks and uncertainties. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release.